Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of Shearson Financial Network, Inc. (to be filed on or about June 12, 2007) of our reports appearing in Shearson Financial Network, Inc.’s Form 10-QSB for the quarter ended March 31, 2007 and related amendments.

/s/ Pollard-Kelly Auditing Services, Inc., CPA’s.
Pollard-Kelly Auditing Services, Inc., CPA’s.

Fairlawn, OH
June 12, 2007